===============================================================================

                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                 SCHEDULE 14A

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement           [_]  Confidential, for Use of the
                                                Commission Only (as permitted
[X]  Definitive Proxy Statement                 by Rule 14a-6(e)(2))

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                           BJ's Wholesale Club, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                    [BJ'S WHOLESALE CLUB LOGO APPEARS HERE]


                                                One Mercer Road
                                                Natick, Massachusetts 01760

                                                April 24, 2000

Dear Stockholder:

  We invite you to attend our 2000 Annual Meeting of Stockholders on Thursday, May 25, 2000, at 11:00 a.m. at FleetBoston Financial (formerly BankBoston), 100 Federal Street, Boston, Massachusetts. At this meeting, you are being asked to elect three directors.

  We hope that you will join us on May 25th and would like to take this opportunity to remind you that your vote is important.

                                  Sincerely,

/s/ John J. Nugent                                /s/ Herbert J. Zarkin
John J. Nugent                                    Herbert J. Zarkin
President and Chief Executive Officer             Chairman of the Board

                    [BJ'S WHOLESALE CLUB LOGO APPEARS HERE]

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 May 25, 2000

                               ----------------

  The Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. will be held at FleetBoston Financial (formerly BankBoston), 100 Federal Street, Boston, Massachusetts, on Thursday, May 25, 2000 at 11:00 a.m. to:

  . Elect three directors to serve until the 2003 Annual Meeting of Stockholders; and

  .  Transact other business properly brought before the meeting.

  Stockholders of record at the close of business on April 7, 2000 may vote at the meeting. A list of stockholders entitled to vote at the meeting will be open to examination by stockholders during normal business hours for the ten days before the meeting at the offices of Hale and Dorr LLP, 60 State Street, Boston, Massachusetts.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

Natick, Massachusetts
April 24, 2000

  PLEASE COMPLETE, SIGN, DATE AND PROMPTLY RETURN THE ENCLOSED PROXY CARD; OR SUBMIT YOUR VOTE AND PROXY BY TELEPHONE OR BY INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS ON YOUR PROXY CARD. IF YOU ARE PRESENT AT THE MEETING, YOU MAY WITHDRAW YOUR PROXY AND VOTE IN PERSON.

                           BJ's WHOLESALE CLUB, INC.

                        ANNUAL MEETING OF STOCKHOLDERS

                                 May 25, 2000

                                PROXY STATEMENT

                               ----------------

  We sent you this proxy statement and the enclosed proxy card because the Board of Directors of BJ's Wholesale Club, Inc. ("BJ's" or the "Company") is soliciting your proxy to vote your shares at the Annual Meeting. Unless you give different instructions, shares represented by properly executed proxies will be voted for the election of the three nominees set forth below. You may revoke your proxy before it is exercised by sending a written revocation to the Secretary of BJ's at the address below, by a later dated proxy or by a request at the meeting that the proxy be revoked.

  Stockholders of record at the close of business on April 7, 2000 are entitled to vote at the meeting. Each share of BJ's common stock, par value $.01 ("Common Stock"), outstanding on the record date is entitled to one vote. As of the close of business on April 7, 2000, there were outstanding and entitled to vote 73,692,370 shares of Common Stock.

  This Proxy Statement, the enclosed proxy card and the Annual Report of the Company for the fiscal year ended January 29, 2000 were first mailed to stockholders on or about April 24, 2000.

  The Company's fiscal year ends on the Saturday closest to January 31 of each year. Fiscal year references apply to the Company's fiscal year which ended on the last Saturday in January of the following year. For example, the fiscal year ended January 29, 2000 is referred to as 1999 or fiscal 1999. The Company's address is One Mercer Road, Natick, Massachusetts 01760.

Vote Required

  Under the Company's by-laws, so long as a quorum is present at the meeting, the election of directors will require a plurality of votes cast at the meeting. This means that the three nominees for director with the most votes will be elected whether or not such nominees receive a majority of the votes cast. Although proxies which withhold authority to vote for any nominee, or abstain from voting as to a particular matter, and broker non-votes (i.e., shares held by brokers or nominees which are not voted because instructions have not been received from the beneficial owners and the broker or nominee does not have discretionary authority) are counted as present for quorum purposes, these shares are not counted for, and have no effect on the outcome of, the election of directors.

                             ELECTION OF DIRECTORS

  BJ's Amended and Restated Certificate of Incorporation and by-laws provide for the classification of the Board of Directors into three classes, as nearly equal in number as possible, with the term of office of one class expiring each year. Your proxy will be voted to elect the three nominees named below, unless otherwise instructed, as directors for a term of three years expiring at the 2003 Annual Meeting of Stockholders and until their respective successors are duly elected and qualified. The Board has voted to fix the number of directors at nine. The three nominees have indicated their willingness to serve, if elected. If a nominee becomes unavailable, your proxy will be voted either for another nominee proposed by the Board of Directors or a lesser number of directors as proposed by the Board of Directors. The nominees for election as directors and incumbent directors are as follows:

Nominees for Election as Directors--Terms Expiring 2003

  Kerry L. Hamilton, 49, has been a director of the Company since July 1997. She was a director of Waban Inc. ("Waban") from September 1994 to July 1997. Ms. Hamilton is Vice President, Marketing for Marshalls, a leading off-price retailer which is a division of The TJX Companies, Inc. Prior to joining Marshalls in April 1996, Ms. Hamilton was Vice Chairman of Pamet River Partners, a marketing consulting firm, for two years. Ms. Hamilton is a member of the Audit Committee.

  Bert N. Mitchell, 62, has been a director of the Company since May 1998. In 1974, Mr. Mitchell founded Mitchell & Titus, LLP, the nation's largest minority-owned CPA firm, and serves as its Chairman of the Board. He is also Chairman of the Board of the Ariel Mutual Funds, which includes membership on the board of three individual funds. Mr. Mitchell is a member of the Audit Committee.

  John J. Nugent, 53, has been a director, President and Chief Executive Officer of the Company since July 1997. He was Executive Vice President of Waban and President of Waban's BJ's Wholesale Club division (the "BJ's Division") from September 1993 to July 1997. From 1991 until 1993 he was Senior Vice President, Sales Operations of the BJ's Division. Mr. Nugent is a member of the Executive Committee and the Finance Committee.

Incumbent Directors--Terms Expiring 2002

  Ronald R. Dion, 54, has been a director of the Company since September 1999. Mr. Dion has been Chairman and Chief Executive Officer of R.M. Bradley & Co., Inc., a real estate firm, since 1997. From 1989 to 1997 he was President of R.M. Bradley & Co., Inc. Mr. Dion is a trustee of John Hancock Funds and serves on its Audit Committee.

  Lorne R. Waxlax, 66, has been a director of the Company since July 1997. He was a director of Waban from January 1990 to July 1997 and Chairman of the Board of Directors of Waban from June 1996 to July 1997. He was an Executive Vice President of The Gillette Company from 1985 to 1993. Mr. Waxlax is also a director of HomeBase, Inc., formerly known as Waban ("HomeBase"), Pennzoil-Quaker State Company, Hon Industries, Inc. and Clean Harbors, Inc. Mr. Waxlax is Chairman of the Executive Compensation Committee and a member of the Executive Committee.

  Edward J. Weisberger, 58, has been a director of the Company since November 1996 and Senior Vice President of the Company since July 1997. He was Senior Vice President and Chief Financial Officer of Waban from September 1994 to July 1997. Mr. Weisberger is also an employee and a director of HomeBase.
Mr. Weisberger is Chairman of the Finance Committee.

Incumbent Directors--Terms Expiring 2001

  S. James Coppersmith, 67, has been a director of the Company since July 1997. He was a director of Waban from December 1993 to July 1997. He was President and General Manager of WCVB-TV, a Boston television station, from 1990 to 1994. Mr. Coppersmith is Vice Chairman of Rasky Baerlein Group.
Mr. Coppersmith is also a director of Marketing Services Group, Inc. and Sun America Asset Management Corporation and a member of the Board of Governors of the Boston Stock Exchange. Mr. Coppersmith is a member of the Executive Compensation Committee.

  Thomas J. Shields, 53, has been a director of the Company since July 1997. He was a director of Waban from June 1992 to July 1997. He has served as President of Shields & Company, Inc., an investment banking firm, since 1991. Mr. Shields is also a director of Seaboard Corporation, Versar, Inc. and Clean Harbors, Inc. Mr. Shields is Chairman of the Audit Committee and a member of the Executive Compensation Committee, the Executive Committee and the Finance Committee.

  Herbert J. Zarkin, 61, has been a director of the Company since November 1996 and Chairman of the Board of Directors of the Company since July 1997. Mr. Zarkin is Chairman, President and Chief Executive Officer of HomeBase. He was a director, President and Chief Executive Officer of Waban from May 1993 to July 1997 and Executive Vice President of Waban from April 1989 to May 1993. He was President of the BJ's Division from May 1990 to May 1993. Mr. Zarkin is Chairman of the Executive Committee and a member of the Finance Committee.

The Board of Directors and its Committees

  The Audit Committee, which held three meetings during 1999, reviews with management, the internal audit group and the independent accountants the Company's financial statements, the accounting principles applied in their preparation, the scope of the audit, any comments made by the independent accountants on the financial condition of the Company and its accounting controls and procedures, and such other matters as the Committee deems appropriate. The Audit Committee also reviews with management such matters relating to compliance with corporate policies as the Committee deems appropriate.

  The Executive Compensation Committee, which held four meetings during 1999, reviews salary policies and compensation of officers and other members of management and approves compensation plans and compensation of certain officers and other members of management. This Committee administers the Company's incentive plans, including its stock incentive plan.

  The Board of Directors also has an Executive Committee, which has authority to act for the Board on most matters during intervals between meetings of the Board, and is responsible for considering the qualifications of, and recommending to the Board of Directors, nominees to fill Board vacancies. This committee will consider nominees recommended by stockholders if such recommendations are in writing and timely filed with the Secretary of the Company in accordance with the Company's by-laws. This Committee met once during 1999.

  In addition, the Board of Directors has a Finance Committee, which did not meet during 1999. This Committee reviews with management and advises the Board with respect to the Company's finances, including exploring methods of meeting the Company's financing requirements and planning the Company's capital structure.

  During 1999 the Board of Directors held seven meetings and took action by written consent twice. Each director attended all of the meetings of the Board and Committees of which he or she is a member, except for two directors who attended at least 90% of the meetings of the Board and the Committees of which they are members.

Compensation of Directors

  Non-employee directors are paid an annual retainer of $30,000 and fees of $1,250 for each Board meeting attended, $750 for each Committee meeting attended and $750 for certain telephone meetings. In addition, the Chairman of the Audit Committee and the Chairman of the Executive Compensation Committee are each paid $2,500 per annum for their services as such. All directors are reimbursed for their expenses related to attendance at meetings.

  Under the 1997 Director Stock Option Plan, as amended, on the date of each annual meeting, each continuing non-employee director is granted an option to acquire 2,500 shares of Common Stock, and each non-employee director newly elected, or elected after six months subsequent to the then most recent annual meeting, is granted an option to purchase 5,000 shares of Common Stock. Each non-employee director first elected as a director within six months after an annual meeting is granted an option for 5,000 shares of Common Stock on the date of such election. The option exercise price for each of these options is the fair market value of a share of Common Stock on the date of grant. Each option will expire ten years after the date of grant and will become exercisable in three equal annual installments beginning on the first day of the month which includes the first anniversary of the date of grant. If the director ceases to be a director prior to the date the option becomes fully exercisable, the unvested portion of the option will immediately expire. Any vested options will remain exercisable for a period of one year following cessation of service as a director of the Company. All unexercised options will become exercisable in full beginning 20 days prior to the consummation of a merger or consolidation, acquisition, reorganization or liquidation and, to the extent not exercised, shall terminate immediately after the consummation of such merger, consolidation, acquisition, reorganization or liquidation. Except as the Board may otherwise determine, options granted under this plan are not transferable.

  The Company has an employment agreement with Mr. Weisberger under which he receives an annual base salary of $150,000 and participates in specified incentive and other benefit plans through July 29, 2000. Mr. Weisberger must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. If employment is terminated by the Company other than for cause, Mr. Weisberger is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary until July 29, 2000 at the rate in effect upon termination. The continuing benefits are subject to reduction for comparable benefits received by Mr. Weisberger from other employment. In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," Mr. Weisberger would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 3, 2000 (unless otherwise indicated) by
(i) each person known to the Company to beneficially own more than 5% of the outstanding shares of Common Stock, (ii) each director of the Company, (iii) each executive officer of the Company named in the Summary Compensation Table set forth on page 10, and (iv) all of the Company's current directors and executive officers as a group.

                                                                  Percentage of
                                                       Number of   Outstanding
      Name                                             Shares(1) Common Stock(1)
      ----                                             --------- ---------------
      Putnam Investments, Inc. (2)...................  4,204,483       5.7%
       One Post Office Square
       Boston, MA 02109
      S. James Coppersmith...........................     20,160         *
      Ronald R. Dion.................................        --          *
      Kerry L. Hamilton..............................     16,560         *
      Bert N. Mitchell...............................      5,840         *
      Thomas J. Shields..............................     17,160         *
      Lorne R. Waxlax................................     29,840         *
      Edward J. Weisberger...........................    144,584         *
      Herbert J. Zarkin..............................    950,044       1.3%
      John J. Nugent.................................    588,250         *
      Laura J. Sen...................................    131,768         *
      Michael T. Wedge...............................    127,608         *
      Frank D. Forward...............................    112,416         *
      All current directors and executive officers as
       a group (13 persons)..........................  2,209,687       2.9%

--------
 * Less than 1%.
(1) Includes, for the persons indicated, the following shares of Common Stock that may be acquired upon exercise of outstanding stock options which were exercisable on March 3, 2000 or within 60 days thereafter: Mr. Coppersmith, 16,160 shares; Ms. Hamilton, 16,160 shares; Mr. Mitchell, 4,840 shares; Mr. Shields, 16,160 shares; Mr. Waxlax, 13,840 shares; Mr. Weisberger, 120,000 shares; Mr. Zarkin, 880,000 shares; Mr. Nugent, 566,650 shares; Ms. Sen, 117,672 shares; Mr. Wedge, 125,544 shares; Mr. Forward, 75,790 shares; all directors and executive officers as a group, 2,014,162 shares.
(2) Information is as of December 31, 1999, and is based on a Schedule 13G filed with the Securities and Exchange Commission ("SEC") by Putnam Investments, Inc. on behalf of itself and Marsh & McLennan Companies, Inc., Putnam Investment Management, Inc. and the Putnam Advisory Company, Inc. on February 15, 2000. Putnam Investments, Inc. reported that it has shared voting power with respect to 285,100 shares and shared dispositive power with respect to all 4,204,483 shares. Putnam Investment Management, Inc. reported that it had shared dispositive power with respect to 2,973,400 shares. The Putnam Advisory Company, Inc. reported that it had shared voting power with respect to 285,100 shares and shared dispositive power with respect to 1,231,083 shares.

                               PERFORMANCE GRAPH

  Set forth below is a line graph comparing the cumulative total stockholder return on the Company's Common Stock, based on the market price of the Common Stock, with the cumulative total return of companies in (i) the Standard & Poor's 500 Stock Index; (ii) the Dow Jones Industry Group Index RTB-Retail, Broadline; and (iii) the Dow Jones Industry Group Index OTS-Other Specialty Retailers from July 29, 1997 (the first day on which the Company's stock was publicly traded) to January 28, 2000. This year the Company has chosen the Dow Jones Industry Group Index RTB-Retail, Broadline as a more meaningful peer group against which to compare its performance. This index is comprised currently of 28 specialty retail companies, including the Company. This newly selected index will be included by the Company in future proxy statements. The Dow Jones Industry Group Index OTS-Other Specialty Retailers is included this year in accordance with the Commission's rules because such index was included in last year's proxy statement; it will not be included by the Company in future proxy statements. The graph assumes that the value of the investment at July 29, 1997 was $100 and that all dividends were reinvested. The values of investments in the companies in the Standard & Poor's 500 Stock Index, the Dow Jones Industry Group Index RTB-Retail, Broadline and the Dow Jones Industry Group Index OTS-Other Specialty Retailers were measured as of the date nearest to the end of the indicated period for which index data is readily available.

                             [GRAPH APPEARS HERE]
------------------------------------------------------------------------------
                          7/29/97  1/30/98  7/31/98  1/29/99  7/30/99  1/28/00
------------------------------------------------------------------------------
BJ's Wholesale Club, Inc.   $100   $102.13  $125.96  $148.94  $208.51  $237.87
Dow Jones Industry
 Group Index RTB
 --Retail, Broadline        $100   $101.21  $136.24  $162.69  $164.01  $183.15
Dow Jones Industry
 Group Index OTS
 --Other Specialty
 Retailers                  $100   $105.67  $128.21  $156.54  $163.28  $168.12
Standard & Poor's
 500 Stock Index            $100   $103.56  $119.28  $137.20  $143.38  $151.40
------------------------------------------------------------------------------

                            EXECUTIVE COMPENSATION

      EXECUTIVE COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

  The following report has been submitted to the Board of Directors by its Executive Compensation Committee, in compliance with requirements of the SEC:

  As members of the Executive Compensation Committee (the "ECC"), it is our responsibility to review the Company's compensation policies and programs, approve, or, with respect to the Chief Executive Officer, recommend to the Board of Directors for approval, incentive plan awards and all elements of compensation for the Company's executive officers, and administer the Company's stock incentive plans. All of the members of the ECC are independent, non-employee directors.

Executive Compensation Principles

  The Company's executive compensation program is designed to provide competitive levels of compensation that:

  . Integrate compensation with the achievement of the Company's annual and long-term performance goals and business strategies

  . Link management's long-term interests with stockholders' interests through stock-based awards

  . Recognize management initiatives and achievements

  . Reward outstanding corporate performance

  . Attract and retain key executives critical to the long-term success of the Company

  With respect to Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), which limits the ability of publicly held corporations to deduct non-performance-based compensation for certain executive officers, the ECC believes that the Company's compensation plans should be structured to satisfy the requirements for tax deductibility, unless doing so is determined by the ECC to be not in the best interests of the Company.

Compensation Policies for Executive Officers

  The total compensation program for all executive officers, including executive officers named in the Summary Compensation Table, consists of both cash and equity-based compensation and takes into account applicable provisions of employment agreements of such officers. Through stock options and stock grants available under the Company's stock incentive plan, the ECC seeks to align executive officers' long-range interests with those of stockholders by providing executive officers with the opportunity to participate in the growth of the Company's stock value.

  The ECC is advised by Frederic W. Cook & Co., Inc. ("Cook"), compensation consultants, concerning salary competitiveness and the design of the Company's compensation programs. Cook provides services to the Company, which are billed at hourly rates, on an "as requested" basis. The Company does not have a retainer or other contract with Cook. The Company has had consultations with Cook in the past year.

  Base Salary. Base salaries for the Company's executive officers, including Mr. Nugent, are set within ranges that are determined based upon a review of publicly available information concerning compensation paid to executives with similar responsibilities at certain peer companies. The ECC utilizes Cook to assist in the compilation and interpretation of this information. The companies selected for these purposes are retailing companies, including major competitors of the Company. Not all of these peer companies are included in the Dow Jones Industry Group Index RTB-Retail, Broadline which appears in the Performance Graph on page 6. While the ECC's overall objective is to set base salaries at approximately the midpoint of competitive ranges, an individual executive's placement within a range and salary adjustments are based upon the ECC's subjective evaluation of the executive's performance and value to the Company.

  Annual Incentive Program. Under the Company's Management Incentive Plan ("MIP"), executive officers and other members of management are eligible to receive incentive cash awards based upon the level of achievement of pre-established annual performance goals. At the beginning of each year, the ECC establishes the MIP performance goals and corresponding target awards, based on one or more of the following objective performance criteria: operating income, pre-tax income, net income, gross profit dollars, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. Such goals, criteria and target awards may vary among participants. The ECC reviews the payout calculations after the year's financial results have been audited. Target awards for executive officers range from 20% to 50% of salary, but if targets are not met, there would be either no MIP award or a reduced award based on a percentage of the target realized. If results exceed goal(s), an executive officer could earn an additional award, depending upon the extent to which goals are exceeded. No executive officer may receive a MIP award in excess of $1,000,000 in any calendar year or, if less, 100% of base salary earned for the applicable performance period. MIP awards for 1999 for the Company's executive officers, including Mr. Nugent, were based on the Company's net income. Net income of the Company exceeded its MIP goal, resulting in payouts to Mr. Nugent and to the Company's other executive officers equal to 194.4% of the target awards. MIP performance goals for 2000 for the Company's executive officers, including Mr. Nugent, are based on the Company's net income.

  Long-Term Incentive Program. The Company's Growth Incentive Plan ("BJGIP") is intended to provide high-level executives of the Company, as selected by the ECC, with cash awards, based upon the growth and performance of the Company. All the executive officers, including Mr. Nugent, currently participate in the BJGIP, as do 27 other employees of the Company. Awards are earned based on one or more of the following objective measures of performance or growth, as selected by the ECC at the beginning of the award period: operating income, pre-tax income, net income, costs, any of the preceding measures as a percent of sales, earnings per share, sales, return on equity, and return on investment. All relevant factors upon which the cash award is based (e.g., performance measurement, length of award period, relation between performance and cash award) are determined at the beginning of the award period by the ECC. Awards issued to the Company's executive officers, except Mr. Zarkin but including Mr. Nugent, in 1996 (at which time the BJ's business was operated as a division of Waban) were based on cumulative pre-tax income for the Company for the three-year period ended January 30, 1999. The award issued to Mr. Zarkin in 1996 was based on cumulative net income for Waban for the three-year period ended January 30, 1999 and was replaced with an award under the BJGIP which was based on cumulative pre-tax income for the Company for the three-year period ended January 30, 1999. Fifty percent of the value of awards issued under the BJGIP in 1996 was paid in cash in each of April 1999 and April 2000. Awards issued to the Company's executive officers in 1998, except Mr. Zarkin who was not issued an award, were based on cumulative net income for the Company for the three-year period ending January 2001. Awards issued under the BJGIP in 1998 are payable in cash 50% in April 2001, contingent on employment continuing through January 2001, and 50% in April 2002, contingent on employment continuing through March

2002. Awards issued to the Company's executive officers in 2000, except Mr. Zarkin who was not issued an award, were based on cumulative net income for the Company for the three-year period ending January 2003. Awards issued under the BJGIP in 2000 are payable in cash 50% in April 2003, contingent on employment continuing through January 2003, and 50% in April 2004, contingent on employment continuing through March 2004. There is no target amount for each award. However, there is a threshold amount based on the Company's growth, and the value of each award increases as achievement of the performance measurement increases. No individual award payment can exceed $2,000,000 in any calendar year.

  The Company has made it a practice to provide incentives to its executive officers and other senior executives to achieve long-range goals that are typically expressed as either a compounded rate of earnings growth or three-year cumulative earnings. In determining the level of long-term incentive awards, the ECC takes into account a survey of the same peer companies referred to above, but does not target a specific percentile.

  Stock-Based Incentives. Stock options are awarded to the Company's key employees, including Mr. Nugent and other executive officers, by the ECC, based on its subjective assessment of the following factors: the compensation level and responsibility of the particular employee, the employee's contribution towards Company performance, and a survey of competitive compensation data of the same group of peer companies referred to previously in this report. The ECC generally targets awards to the median of such survey. The options are designed to reward recipients to the extent the Company's stock value is enhanced. Because of the vesting provisions of such grants, the options also provide an incentive for the employee to remain with the Company. Since the ECC does not grant options on a cumulative basis, the size of previous grants is not a factor in making current grants.

Chief Executive Officer Compensation

  Pursuant to the terms of Mr. Nugent's employment contract, his salary is reviewed annually by the ECC. His salary was set at $650,000, effective June 6, 1999. Mr. Nugent's salary and the number of options (100,000) granted to him in 1999 were subjectively determined to provide a fully competitive compensation opportunity, based on Mr. Nugent's success in providing leadership to the Company, and after a review of competitive compensation data of the same group of peer companies referred to previously in this report without targeting a specific percentile range. The ECC believes stock option grants encourage long-term performance and promote management retention while further aligning stockholders' and management's common interest in enhancing the value of the Company's Common Stock.

  Mr. Nugent's current MIP award provides a target opportunity equal to 50% of base salary if performance goals are met; the actual payout can vary between 0% and 100% of base salary for the performance period. The MIP payout to Mr. Nugent for 1999 was equal to 97% of his fiscal 1999 salary.

                                          Executive Compensation Committee

                                          Lorne R. Waxlax, Chairman
                                          S. James Coppersmith
                                          Thomas J. Shields

Compensation of Executives

  The following table sets forth certain information concerning the annual and long-term compensation paid for fiscal 1999, 1998 and 1997 to (i) the Company's Chief Executive Officer and (ii) the Company's four other most highly compensated executive officers during 1999 who were serving as executive officers of the Company on January 29, 2000 (collectively, the "Named Executive Officers"). All amounts paid prior to the Company's spin-off from Waban in July 1997 (the "Distribution") were paid by Waban.

                          Summary Compensation Table

                                                                   Long-Term
                                     Annual Compensation         Compensation
                                 --------------------------- ---------------------
                                                               Awards    Payouts
                                                             ---------- ----------
                                                     Other                            All
                                                    Annual   Securities              Other
        Name and                                    Compen-  Underlying    LTIP     Compen-
   Principal Position    Year(1)  Salary   Bonus   sation(2) Options(3) Payouts(4) sation(5)
   ------------------    ------- -------- -------- --------- ---------- ---------- ---------
John J. Nugent..........  1999   $632,692 $614,913  $26,763   100,000    $386,528   $36,435
 President and Chief      1998    572,308  360,096   24,209   200,000     386,528    33,249
 Executive Officer        1997    488,462  308,486   20,663   200,000     303,278    29,173
Herbert J. Zarkin(6)....  1999    350,000  340,165   14,805       --      257,685    20,645
 Chairman of the Board    1998    350,000  220,220   14,805       --      257,685    20,609
                          1997    505,769  230,141   14,541    80,000     180,320    21,259
Laura J. Sen............  1999    269,808  157,335   11,413    30,000     180,380    18,290
 Executive Vice
  President,              1998    260,000   98,155   10,998    50,000     180,380    17,800
 Merchandising            1997    226,808   75,923    9,594    50,000     141,530    16,090
Michael T. Wedge........  1999    269,808  157,335   11,413    30,000     180,380    17,840
 Executive Vice
  President,              1998    260,000   98,155   10,998    50,000     180,380    17,800
 Club Operations          1997    223,174   74,708    9,441    50,000     141,530    15,909
Frank D. Forward........  1999    249,615  145,561   10,559    30,000     128,843    17,281
 Executive Vice
  President,              1998    230,000   86,830    9,729    50,000     128,843    15,932
 Chief Financial Officer  1997    176,193   58,980    7,453    50,000     101,092    13,610

--------
(1) Refers to fiscal year ended in January of the following year. 1999 and 1998 were 52-week years. 1997 was a 53-week fiscal year.
(2) Includes reimbursement for tax liabilities related to the Company's contributions under the Company's Executive Retirement Plan ("BJERP") (see "Retirement Benefits") and excludes perquisites having an aggregate value less than the lesser of $50,000 or 10% of salary plus bonus.
(3) Reflects the grant of options to purchase Common Stock. Stock options awarded in 1997 to Mr. Zarkin were granted with respect to Waban's common stock. The number of shares shown for that year for Mr. Zarkin represents the number of shares of Common Stock resulting from the replacement as of July 28, 1997 of outstanding Waban options with options of the Company that preserved the value inherent in the Waban options they replaced. All options granted reflect the two-for-one stock split distributed on March 2, 1999. Neither Waban nor the Company has ever granted stock appreciation rights.
(4) Payouts for 1999 and 1998 represent the BJGIP award earned by the Named Executive Officers for the three-year performance period ended January 30, 1999. Payouts for 1997 represent the remaining 50% of the award earned by the Named Executive Officers, other than Mr. Zarkin, for the three-year performance period ended January 25, 1997. Mr. Zarkin's award was originally granted by Waban and was partially assumed by BJ's in connection with the Distribution. See Note (6) below for information related to Mr. Zarkin's payout.

(5) For 1999, represents the Company's contributions under the BJ's 401(k) Savings Plan for Salaried Employees and BJERP (see "Retirement Benefits") as presented below:

                                                                  1999 Company
                                                                  Contributions
                                                                 ---------------
                                                                 401(k)
                                                                 Savings
                                                                  Plan    BJERP
                                                                 ------- -------
      John J. Nugent............................................ $4,800  $31,635
      Herbert J. Zarkin.........................................  3,145   17,500
      Laura J. Sen..............................................  4,800   13,490
      Michael T. Wedge..........................................  4,350   13,490
      Frank D. Forward..........................................  4,800   12,481

(6) Prior to the Distribution, Mr. Zarkin was President and Chief Executive Officer of Waban. After the Distribution, he became Chairman of the Board of the Company and of HomeBase. Mr. Zarkin's salary for 1997 represents his full salary received from Waban as its President and Chief Executive Officer through the date of the Distribution and his salary received from the Company as its Chairman thereafter. The annual bonus and Company contribution under BJERP paid by the Company to Mr. Zarkin for 1997 were based on 50% of his Waban salary through the date of the Distribution and 100% of his Company salary thereafter. Mr. Zarkin's LTIP payout for 1997 represented the remaining 50% of the Waban Growth Incentive Plan award earned for the three-year performance period ended January 25, 1997; one-half of the total was paid by the Company and is shown in the Summary Compensation Table; the other half was paid by HomeBase.

Stock Option Grants

  The following table sets forth the stock option grants made by the Company to each of the Named Executive Officers during 1999:

                       Option Grants in Last Fiscal Year

                                       Individual Grants
                         ---------------------------------------------
                                    Percent of
                                      Total                            Potential Realizable Value
                         Number of   Options                           at Assumed Annual Rates of
                         Securities Granted to                          Stock Price Appreciation
                         Underlying Employees  Exercise or                 For Option Term(2)
                          Options   in Fiscal   Base Price  Expiration ---------------------------
Name                     Granted(1)    Year    Per Share(1)    Date    0%(3)     5%        10%
----                     ---------- ---------- ------------ ---------- ----- ---------- ----------
John J. Nugent..........  100,000      14.7%      $29.75     9/17/09    $ 0  $1,870,962 $4,741,384
Herbert J. Zarkin.......      --        --           --          --     --          --         --
Laura J. Sen............   30,000       4.4        21.00      2/5/09      0     396,204  1,004,058
Michael T. Wedge........   30,000       4.4        21.00      2/5/09      0     396,204  1,004,058
Frank D. Forward........   30,000       4.4        21.00      2/5/09      0     396,204  1,004,058

--------
(1) All options granted in 1999 were granted with an exercise price equal to the closing price of the Common Stock on the New York Stock Exchange on the date of grant and have been adjusted to reflect the two-for-one stock split distributed on March 2, 1999. These options expire ten years from the date of grant and vest in equal annual installments over four years. All options vest upon a change of control (as defined).
(2) The dollar amounts in these columns are the result of calculations at 0% and the arbitrary appreciation rates of 5% and 10% set by the SEC and are not intended to forecast possible future appreciation, if any, of the Company's stock price.
(3) No gain to the optionees is possible without an appreciation in stock price, which will benefit all stockholders commensurately. A zero percent stock price appreciation will result in zero gain for the optionee.

Aggregated Option Exercises and Valuation

  The following table sets forth, on an aggregated basis, the exercise of stock options during fiscal 1999 by each of the Named Executive Officers and the fiscal year-end value of unexercised options held by such officers:

                Aggregated Option Exercises in Last Fiscal Year
                       and Fiscal Year-End Option Values

                                                            Number of
                                                      Securities Underlying     Value of Unexercised
                                                       Unexercised Options      In-The-Money Options
                                                       at Fiscal Year-End       at Fiscal Year-End(1)
                                                    ------------------------- -------------------------
                            Number of
                         Shares Acquired   Value
                           on Exercise    Realized  Exercisable Unexercisable Exercisable Unexercisable
                         --------------- ---------- ----------- ------------- ----------- -------------
John J. Nugent..........      43,602     $1,042,651   554,538      362,112    $14,059,460  $5,322,253
Herbert J. Zarkin.......     300,000      7,573,000   860,000       20,000     22,263,800     494,350
Laura J. Sen............         --             --    107,144       95,528      2,625,839   1,619,001
Michael T. Wedge........       9,688        250,144   115,016       95,528      2,827,230   1,619,001
Frank D. Forward........      19,688        488,345    65,262       95,528      1,415,294   1,619,001

--------
(1) Based on the fair market value of the Common Stock on January 28, 2000 ($34.9375 per share), less the option exercise price.

Retirement Benefits

  Under the BJERP, employees in high-level management positions in the Company, as selected by the ECC, including all executive officers, are eligible to receive annual cash retirement contributions in an amount determined by the ECC; provided that the smallest annual retirement contribution shall equal, on an after-tax basis, at least three percent of the participant's base salary. All amounts paid under the BJERP are to be used exclusively to fund an investment vehicle, selected by the ECC, which is appropriate to provide retirement income, such as an insurance policy.

  The Company made retirement contributions after the end of 1999 equal to 5% (net of taxes) of each participant's base salary during 1999. If the participant terminates employment prior to the end of the fiscal year in which the participant is credited with four years of service, the participant forfeits the right to any benefit under the BJERP. As of January 29, 2000, all executive officers were credited with at least four years of service.

Employment Agreements

  Pursuant to his employment agreement, Mr. Nugent receives an annual base salary of $650,000 and participates in specified incentive and other benefit plans. The Company is entitled to terminate Mr. Nugent's employment at any time with or without cause (as defined). If Mr. Nugent's employment is terminated by the Company other than for cause, the Company is required to pay certain cash compensation amounts and to continue payment of Mr. Nugent's base salary and certain benefits for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Nugent from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Nugent from other employment.

  Pursuant to his employment agreement, Mr. Zarkin receives an annual base salary of $350,000 and participates in specified incentive and other benefit plans. Mr. Zarkin must generally devote approximately one-half of his working time and attention to the performance of his duties and responsibilities under his employment agreement. The Company is entitled to terminate Mr. Zarkin's employment at any time with or without cause (as defined). If his employment terminates by reason of death, disability, incapacity or termination by the Company other than for cause, or if Mr. Zarkin resigns as a result of his being removed from his positions with the

Company or as result of being relocated more than 40 miles from the Company's current headquarters, Mr. Zarkin is entitled to payment of certain cash compensation amounts and continuation of base salary and certain benefits for a period of 12 months after termination at the rate in effect upon termination. In addition, Mr. Zarkin will be entitled to payment of any award earned under the Company's MIP for the fiscal year ended immediately prior to the date of termination of Mr. Zarkin's employment, and an amount equal to his MIP target award for the year of termination (pro rated for the period of active employment during such year). Any stock options or other stock-based awards held by Mr. Zarkin on the date of termination will continue to vest for three years unless they expire earlier by their terms. The continuing base salary payments are subject to reduction after three months for compensation earned by Mr. Zarkin from other employment (other than employment at HomeBase), and the continuing benefits are subject to reduction at any time for comparable benefits received by Mr. Zarkin from other employment.

  The Company has an employment agreement with each of Ms. Sen and Messrs. Wedge and Forward under which they receive annual base salaries of $275,000, $275,000 and $260,000, respectively, and participate in specified incentive and other benefit plans. If employment is terminated by the Company other than for cause, each such executive is entitled to payment of certain cash compensation amounts and to certain benefits and continuation of base salary for 12 months after termination at the rate in effect upon termination. The continuing base salary payments are subject to reduction after three months for compensation earned by the executive from other employment, and the continuing benefits are subject to reduction at any time for comparable benefits received by the executive from other employment.

  In the event of a change of control followed by termination of employment as described below under "Change of Control Severance Benefits," each of the Company's executive officers would be entitled to the termination benefits described thereunder, to the extent such benefits would exceed the benefits otherwise described above.

Change of Control Severance Benefits

  The Company provides change of control severance benefits to its executive officers and Mr. Weisberger under individual agreements. Under the agreements, in general, upon the earlier of a Change of Control or a Potential Change of Control (as such terms are defined in the agreements) of the Company, the executive would be entitled to accelerated lump-sum payments of the MIP target award prorated for the year in which the change of control occurs. If, during the Standstill Period (which is 24 months after a Change of Control, except that if a Change of Control does not occur within 12 months of the Potential Change of Control, the Standstill Period will end 12 months after the Potential Change of Control), the Company were to terminate the executive's employment other than for cause (as defined) or the executive were to terminate employment for reasons specified in the agreement, or if employment were to terminate by reason of death, disability or incapacity, the executive would be entitled to receive an amount equal to two times the executive's annual base salary and MIP, except for Mr. Nugent who would be entitled to receive three times his annual base salary and MIP, unless the executive's termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive an amount equal to the executive's annual salary and MIP. For up to two years following termination, the Company would also be obligated to provide specified benefits, including continued medical and life insurance benefits, except for Mr. Nugent who would be entitled to receive such benefits for up to three years, unless the executive's termination occurs between eight and twelve months after a Change of Control and is voluntary, in which event the executive would be entitled to receive such benefits for up to one year. In the event of a Change of Control, the Company may reduce any payments to the executive to the extent necessary to preserve the tax deductibility of such payments under the Code. The Company would also be obligated to pay all legal fees and expenses reasonably incurred by the executive in seeking enforcement of contractual rights to which the executive becomes entitled during the Standstill Period. In addition, upon involuntary termination within the Standstill Period, any agreement by the executive not to compete with the Company following termination of the executive's employment would cease to be effective.

Indemnification Agreements

  The Company has entered into indemnification agreements with each of its directors and executive officers indemnifying them against expenses, settlements, judgments and fines incurred in connection with any threatened, pending or completed action, suit, arbitration or proceeding, where the individual's involvement is by reason of the fact that he or she is or was a director or officer of the Company or served at the Company's request as a director of another organization (except that indemnification is not provided against judgments and fines in a derivative suit unless permitted by Delaware law). An individual may not be indemnified if he or she is found not to have acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the Company, except to the extent Delaware law permits broader contractual indemnification. The indemnification agreements provide procedures, presumptions and remedies designed to substantially strengthen the indemnity rights beyond those provided by the Company's Amended and Restated Certificate of Incorporation and by Delaware law.

Certain Transactions

  In August 1998, the Board of Directors of the Company authorized the repurchase of $50 million of the Company's Common Stock in the open market or in negotiated transactions. In September 1999, the Board of Directors authorized the repurchase of an additional $50 million of Common Stock in the open market or in negotiated transactions. Through December 31, 1999, the Company repurchased a total of 2,884,304 shares at an aggregate purchase price of approximately $65 million, including a total of 1,190,702 shares repurchased during 1999. Under the stock repurchase programs, the Company, if so requested by an officer, may repurchase shares of Common Stock from the officer at prices equal to the closing price on the day of the request minus $0.125. During 1999, the Company repurchased from Named Executive Officers and Mr. Weisberger the following number of shares at the indicated weighted average purchase price: Mr. Zarkin (300,000; $31.33); Mr. Nugent (43,602; $29.90); Mr. Wedge (9,688; $32.38); Mr. Forward (19,688; $31.75); and Mr.
Weisberger (157,400; $29.31).

               RELATIONSHIP WITH HOMEBASE; CONFLICTS OF INTEREST

  In connection with the Distribution, BJ's and HomeBase entered into several agreements. Although the following summaries of certain of these agreements set forth an accurate description of their material terms and provisions, such summaries are qualified in their entirety by reference to the detailed provisions of the agreements, each of which has previously been filed with the SEC.

Distribution Agreement

  BJ's and HomeBase entered into a Separation and Distribution Agreement (the "Distribution Agreement"), which provided for, among other things, (i) the division between BJ's and HomeBase of certain assets and liabilities; (ii) other agreements governing certain aspects of the relationship between BJ's and HomeBase following the Distribution; and (iii) an agreement regarding certain matters relating to lease liabilities described below.

  Under the Distribution Agreement, except as provided in the other agreements, BJ's agreed to indemnify HomeBase for liabilities relating to BJ's business. Similarly, HomeBase agreed to indemnify BJ's for liabilities pertaining to HomeBase's business. The Distribution Agreement also requires BJ's and HomeBase to indemnify each other for losses incurred due to a failure to perform their respective obligations under the Distribution Agreement or any other agreement entered into in connection with the Distribution. In addition, the Distribution Agreement provides that HomeBase will provide liability insurance for a period of six years following the Distribution to each individual who served as a director or officer of Waban prior to the Distribution. BJ's also agreed to indemnify, defend and hold harmless each such individual from any losses and liabilities incurred in connection with the approval of the Distribution Agreement.

Leases

  Pursuant to the Distribution Agreement, effective upon the Distribution, BJ's assumed all liabilities to third-party lessors with respect to leases entered into by Waban with respect to the BJ's Division. While HomeBase will continue to be liable, by law, with respect to such lease liabilities, BJ's has agreed to indemnify HomeBase for such liabilities.

  In connection with the spin-off of Waban Inc. by The TJX Companies, Inc. ("TJX") in 1989, Waban and TJX entered into an agreement (the "1989 Agreement") pursuant to which Waban agreed to indemnify TJX against any liabilities that TJX might incur with respect to 42 current HomeBase real estate leases as to which TJX was either a lessee or guarantor. In connection with the Distribution, BJ's agreed to indemnify TJX with respect to any liabilities (as defined in the 1989 Agreement) that TJX may incur for HomeBase leases through January 31, 2003, and thereafter it will indemnify TJX for 50% of such liabilities. In addition, HomeBase agreed that it will not renew any lease identified in the 1989 Agreement as to which TJX is a lessee or guarantor unless TJX is removed as lessee or guarantor.

  The Distribution Agreement contains restrictions on the renewal of HomeBase leases similar to those agreed to by HomeBase and TJX. In addition, BJ's may not renew any of its real estate leases (other than ground leases) for which HomeBase may be liable during any period during which BJ's does not meet certain minimum standards of creditworthiness.

Tax Sharing Agreement

  BJ's and HomeBase entered into a Tax Sharing Agreement (the "Tax Sharing Agreement") providing for the allocation between the parties of federal, state, local and foreign tax liabilities, and the entitlement to tax refunds, for periods beginning prior to the date of the Distribution, and various related matters. Each party has agreed to indemnify the other in specified circumstances if certain events cause the Distribution or related transactions to become taxable. The Tax Sharing Agreement will continue in effect until otherwise agreed to in writing by BJ's and HomeBase.

Procedures for Addressing Conflicts

  As a result of the Distribution, BJ's and HomeBase have significant contractual and other ongoing relationships that may present certain conflict situations for Mr. Zarkin, who serves as Chairman of the Board of Directors of both companies and as President and Chief Executive Officer of HomeBase, and for Messrs. Waxlax and Weisberger, who serve as directors of both companies. Each of these persons also owns (or has options or other rights to acquire) a significant number of shares of common stock in both companies. BJ's has adopted procedures to be followed by its Board of Directors to limit the involvement of such persons in conflict situations whereby all transactions being considered by BJ's which relate to HomeBase must (i) be approved by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors and (ii) be on terms no less favorable to BJ's than could be obtained from unaffiliated third parties, as determined by a majority of the Board of Directors and by a majority of the disinterested members of the Board of Directors.

Tax-Free Spin-Off

  Prior to the Distribution, Waban received a letter ruling from the Internal Revenue Service ("IRS") to the effect that, for federal income tax purposes, the Distribution would qualify as a spin-off under Section 355 of the Code and would be tax-free to Waban and the holders of its common stock at the time of the Distribution. Certain future events not within the control of BJ's could cause the Distribution not to qualify for tax-free treatment.

     COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities, to file with the SEC and the New York Stock Exchange initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Officers, directors and greater-than-ten-percent stockholders are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, all Section 16(a) filing requirements applicable to its directors, officers and greater-than-ten-percent beneficial owners with respect to fiscal 1999 were met.

                             INDEPENDENT AUDITORS

  The Board of Directors has appointed PricewaterhouseCoopers LLP as independent auditors to examine the financial statements of the Company for the fiscal year ending February 3, 2001. The Company expects that representatives of PricewaterhouseCoopers LLP will be present at the meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

                             STOCKHOLDER PROPOSALS

  Proposals of stockholders intended to be presented at the next annual meeting of stockholders, pursuant to Rule 14a-8 under the Exchange Act, must be received by the Company no later than 5 p.m. EST on December 25, 2000 in order to be considered for inclusion in the Company's proxy materials for that meeting. Proposals must be in writing and sent via registered or certified mail addressed to Sarah M. Gallivan, Secretary, BJ's Wholesale Club, Inc., One Mercer Road, Natick, Massachusetts 01760. The Company's by-laws require that the Company be given advance written notice of stockholder nominations for election to the Company's Board of Directors and of other matters which stockholders wish to present for action at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act). The Secretary must receive such notice at the address noted above not less than 70 days nor more than 90 days prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that the date of the annual meeting is advanced by more than 20 days, or delayed by more than 70 days, from such anniversary date, the Secretary must receive such notice not earlier than the 90th day prior to such annual meeting and not later than the close of business on the later of the 70th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such annual meeting is first made. Assuming that the 2001 Annual Meeting is held during the period from May 7, 2001 to August 3, 2001 (as it is expected to be), in order to comply with the time periods set forth in the Company's by-laws, appropriate notice would need to be provided to the Secretary of the Company at the address noted above no earlier than February 24, 2001 and no later than March 16, 2001.

  The Company's by-laws also specify requirements relating to the content of the notice which stockholders must provide to the Secretary of the Company for any matter, including a stockholder nomination for director, to be properly presented at a stockholder meeting.

                                 OTHER MATTERS

  The Board of Directors has no knowledge of any other matter which may come before the meeting and does not intend to present any such other matter. However, if any such other matters shall properly come before the meeting or any adjournment thereof, the persons named as proxies will have discretionary authority to vote the shares represented by the accompanying proxy in accordance with their own judgment.

  Neither the Executive Compensation Committee's Report on Executive Compensation appearing above on pages 7 through 9, nor the Performance Graph appearing above on page 6, shall be deemed incorporated by reference by any general statement incorporating this proxy statement into any filing under the Securities Act of 1933, as amended, or under the Exchange Act, except to the extent that the Company specifically incorporates such information by reference, and shall not otherwise be deemed filed under such Acts.

  The cost of solicitation of proxies will be borne by the Company. The Company has retained Georgeson Shareholder Communications Inc. to assist in soliciting proxies by mail, telephone and personal interview for a fee of $5,000 plus expenses. Officers and employees of the Company may, without additional remuneration, also assist in soliciting proxies in the same manner.

                                          By Order of the Board of Directors

                                          SARAH M. GALLIVAN
                                              Secretary

Printed on Recycled Paper
                                        and
                                                           PRINTED WITH SOY INK

                           BJ's WHOLESALE CLUB, INC.
              Proxy Solicited on Behalf of the Board of Directors
P             for the Annual Meeting of Stockholders, May 25, 2000
R
O   The undersigned hereby appoints Frank D. Forward, Sarah M. Gallivan and
X   Thomas J. Shields, and each of them, as proxies, with full power of
Y substitution, to represent and to vote, as designated herein, all shares of Common Stock of BJ's Wholesale Club, Inc., at the Annual Meeting of Stockholders of BJ's Wholesale Club, Inc. to be held at FleetBoston Financial (formerly BankBoston), 100 Federal Street, Boston, Massachusetts, on Thursday, May 25, 2000 at 11:00 a.m., and at all adjournments therof, which the undersigned could vote, if present, in such manner as they may determine on any matters which may properly come before the meeting and to vote on the following as specified below:
                                                       (Change of Address)
    The Board of Directors recommends a vote FOR
    the following:                               -------------------------------

    ELECTION OF DIRECTORS for a term to expire ------------------------------- in 2003.
                                                 -------------------------------
    Nominees: 01 Kerry L. Hamilton;
    02 Bert N. Mitchell; and 03 John J. Nugent   -------------------------------

    You are encouraged to specify your choices     (If you have written in the
    by marking the appropriate boxes on the        above space, please mark the
    reverse side but you need not mark any boxes   corresponding box on the
    if you wish to vote in accordance with the     reverse side of this card)
    Board of Directors' recommendation. Please sign and return this card if you are voting by mail.

    THIS PROXY, WHEN PROPERLY EXECUTED ON THE REVERSE SIDE OF THIS
    CARD, WILL BE VOTED IN THE MANNER DIRECTED. IF NO DIRECTION IS
    MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF ALL NOMINEES. ----------- THE PROXIES, IN THEIR DISCRETION, ARE AUTHORIZED TO VOTE UPON SEE REVERSE
    SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING.         SIDE
                                                                     -----------

 FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL



As part of BJ's Wholesale Club, Inc.'s ongoing efforts to reduce expenses, we are asking our stockholders to authorize us to send only one copy of stockholder publications to their household. If you are receiving multiple copies of stockholder reports at your address and wish to eliminate them for the account shown on the attached Proxy Card, please mark the appropriate box. You will continue to receive your proxy mailings for shares held in this account.

We urge you to vote your shares. Thank you very much for your cooperation and continued loyalty as a BJ's Wholesale Club, Inc. stockholder.

[X] Please mark your
    votes as in this
    example.
                              FOR ALL
                              Except
                    FOR     nominee(s)     WITHHELD
                    ALL    written below     ALL
Election of
Directors           [_]        [_]           [_]
(see reverse)

FOR, except vote withheld from the following nominee(s):

--------------------------------------------------------

                                       Change of Address on Reverse Side     [_]

                                       Will Attend Annual Meeting            [_]

                                       Discontinue Mailing
                                       Publications to this Account          [_]



                                       The signer hereby revokes all proxies
                                       heretofore given by the signer to vote at said meeting or any adjournment thereof.


SIGNATURE (S) ________________________   _______________________ DATE___________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. Only authorized officers should sign for corporations. PLEASE SIGN AND DATE HERE AND RETURN PROMPTLY ONLY IF YOU ARE VOTING BY MAIL.

 FOLD AND DETACH HERE ONLY IF YOU ARE RETURNING YOUR VOTED PROXY CARD BY MAIL






                           BJ's WHOLESALE CLUB, INC.

     Dear Stockholder:
     BJ's Wholesale Club, Inc. encourages you to take advantage of convenient ways by which you can vote your shares. You can vote your shares electronically through the Internet or by telephone. This eliminates the need to return the proxy card.

     To vote your shares electronically you must use the control number printed in the box above, just below the perforation. The series of numbers that appear in the box above is your personal code to access the system.

     1. To vote through the Internet:
        . Log on to the Internet and go to the web site http://www.eproxyvote.com/bj

     2. To vote by telephone:
        . On a touch-tone telephone call 1-877-PRX-VOTE (1-877-779-8683) 24 hours a day, 7 days a week. From outside the U.S. or Canada, you may dial 1-201-536-8073.
     Your electronic vote authorizes the named proxies in the same manner as if you marked, signed, dated and returned the proxy card.

                 Your vote is important. Thank you for voting.

           IMPORTANT: PLEASE VOTE, DATE AND SIGN YOUR PROXY CARD AND
      RETURN IT IN THE ENVELOPE PROVIDED ONLY IF YOU ARE VOTING BY MAIL.
           PLEASE DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY
                      TELEPHONE OR THROUGH THE INTERNET.